                                                                    Exhibit 12.2

         RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                             ACCRETION AND DIVIDENDS

                              EVERGREEN SOLAR INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK ACCRETION AND DIVIDENDS
                                 (IN THOUSANDS)

                                                                           YEAR ENDED DECEMBER 31,                  SIX MONTHS
                                                            ----------------------------------------------------       ENDED
                                                              1999       2000       2001       2002       2003     JUNE 30, 2004
                                                            --------   --------   --------   --------   --------   ------------
Net loss                                                    $ (2,932)  $ (5,205)  $(12,477)  $(13,199)  $(14,974)  $    (10,965)

     Fixed charge: Interest portion of operating leases (A)       47        130        206        167        169             91
                                                            --------   --------   --------   --------   --------   ------------

Net loss plus fixed charges                                   (2,885)    (5,075)   (12,271)   (13,032)   (14,805)       (10,874)
                                                            ========   ========   ========   ========   ========   ============
     Total fixed charges                                          47        130        206        167        169             91
     Accretion and dividends on preferred stock                1,231      2,283          -          -     13,498          2,904
                                                            --------   --------   --------   --------   --------   ------------
Total fixed charges and preferred accretion and dividends      1,278      2,413        206        167     13,667          2,995
                                                            ========   ========   ========   ========   ========   ============
Ratio of earnings to fixed charges and accretion
     and dividends on preferred stock                             (B)        (B)        (B)        (B)        (B)            (B)
                                                            ========   ========   ========   ========   ========   ============
Supplemental information:
     Additional earnings required to achieve 1:1 ratio
     of earnings to fixed charges and preferred
     accretion and dividends                                $  4,163   $  7,488   $ 12,477   $ 13,199   $ 28,472   $     13,869
                                                            ========   ========   ========   ========   ========   ============

(A)   Represents an approximate interest factor of 1/3 of operating rentals

(B) Earnings are inadequate to cover fixed charges and preferred accretion and dividends; additional earnings required presented in supplemental information in above table